As filed with the Securities and Exchange Commission on March 13, 2017

Registration No. 333-201729

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

______________________

WAFERGEN BIO-SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	90-0416683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

34700 Campus Drive Fremont, CA	94555
(Address of principal executive offices)	(Zip Code)

5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193-8510
(Address of principal executive offices)

Frank Raab
Treasurer and Secretary
34700 Campus Drive
Fremont, CA 94555
(510) 651-4450
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Michael O’Bryan
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
(415) 268-7000

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister certain shares that were initially registered by WaferGen Bio-systems, Inc. (the “Company”) on a Registration Statement on Form S-3 initially filed with the United States Securities and Exchange Commission on January 28, 2015 (Registration No. 333-201729) (the “Registration Statement”), pursuant to which the Company registered Common Stock, Preferred Stock, Debt Securities, Warrants and Units (the “Securities”) using a shelf registration process.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 12, 2016, by and among the Company, Takara Bio USA Holdings, Inc., a Delaware limited liability company (“Parent”), Walrus Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Takara Bio USA, Inc., Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger, the Company terminated all offers and sales of the Securities pursuant to the Registration Statement. Pursuant to the undertaking contained in the Registration Statement, the Company hereby deregisters all securities remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on March 13, 2017.

WAFERGEN BIO-SYSTEMS, INC.

By:	/s/ Carol Lou
Name:	Carol Lou
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.